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                                                                    EXHIBIT 99.2



     This AMENDMENT NO. 1 TO THE STOCKHOLDERS AGREEMENT (this "Amendment") is dated as of September 5, 2001, and entered into by and among FRED KAYNE, Kayne Anderson Investment Management, Inc. and ATHANOR HOLDINGS, LLC ("Athanor").

                                    RECITALS

     WHEREAS, Fred Kayne, Kayne Anderson Investment Management, and Athanor have entered into that certain Stockholders Agreement dated as of August 15, 2001 (the "Stockholders Agreement"), pursuant to which they entered into a voting agreement with respect to certain matters related to The Right Start, Inc. ("Right Start") and covenanted to perform or to cause to be performed certain actions for the benefit of the other;

     WHEREAS, Right Start and Athanor have amended the Investment Agreement (as defined in the Stockholders Agreement) to provide for certain changes to the securities issued thereunder;

     WHEREAS, Fred Kayne and Kayne Anderson Investment Management, as an inducement to Athanor in respect of the foregoing, and Athanor have decided to amend the Stockholders Agreement to reflect the changes in their obligations as a result of such amendment to the Investment Agreement;

     NOW, THEREFORE, in consideration of these premises, the agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    AGREEMENT

     1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given in the Stockholders Agreement or the Investment Agreement, as amended.

     2. Covenant to vote to approve the convertibility feature of the Convertible Note and of sufficient shares of Common Stock: Fred Kayne and Kayne Anderson Investment Management each severally agree with Athanor that he/it will vote all securities of Right Start held by them which are entitled to vote thereon in favor of all matters necessary to approve the conversion feature of the Convertible Note and any PIK Notes issued pursuant thereto.

     3. Representation and Warranty regarding share ownership and covenant to cause approval of the issuance of shares and of the conversion feature of the Convertible Note: Fred Kayne and Kayne Anderson Investment Management represent and warrant to Athanor that they jointly own sufficient shares of Right Start to cause, and will cause, on the terms and conditions set forth in the Investment Agreement, the shareholders of Right Start to approve the conversion feature of the Convertible Note (and any PIK Notes issued pursuant thereto) and the authorization by Right Start's shareholders of sufficient additional Common Stock to permit the conversion of the Convertible Note and of the maximum number of PIK Notes issuable pursuant to the Convertible Note.

     4. Calculation of Ownership Percentage. Notwithstanding anything

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to the contrary in this Agreement, determination of Athanor's percentage ownership of the outstanding Common Stock shall, for all purposes under the Stockholders Agreement, be calculated on the basis that all securities convertible into Common Stock (including any PIK Notes) of Fred Kayne, Kayne Anderson Investment Management and Athanor have been converted in full.

     5. Effect of Amendment; Ratification. From and after the date of this Amendment, all references in the Stockholders Agreement to the Stockholders Agreement shall mean the Stockholders Agreement as amended hereby. The terms and provisions set forth in this Amendment are in addition to and supplemental to the terms and provisions set forth in the Stockholders Agreement and the terms and provisions of the Stockholders Agreement are hereby ratified and confirmed, together with the terms and provisions set forth in this Amendment, and are and shall continue in full force and effect.

     6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery via facsimile of an executed counterpart of a signature page of this Amendment shall be effective as delivery of a manually-executed counterpart of this Amendment.

     7. Governing Law. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of California, without regard to conflicts of laws principles.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Stockholders Agreement to be duly executed by a duly authorized officer as of the date first above written.



          /s/ Fred Kayne
         -----------------------------------------------------
         Fred Kayne

         Kayne Anderson Investment Management, Inc.


         By:      /s/ David J. Shladovsky
                ----------------------------------------------
         Name: David J. Shladovsky
         Its: General Counsel & Secretary


         ATHANOR HOLDINGS, LLC


         By:      /s/ Ken Abdalla
                ----------------------------------------------
         Name: Ken Abdalla
         Title: Manager


         By:      /s/ Vincent C. Smith
                ----------------------------------------------
         Name: Vincent C. Smith
         Title: Member